UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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ZALE CORPORATION
(Name of Registrant as Specified in Its Charter)

TIG ADVISORS, LLC TFI PARTNERS, LLC TIG ARBITRAGE ASSOCIATES MASTER FUND, L.P. TIG ARBITRAGE ENHANCED MASTER FUND, L.P. CARL TIEDEMANN MICHAEL TIEDEMANN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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TIG Advisors, LLC, together with the other participants named herein (the “TIG Advisors Group”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying BLUE proxy card to be used to solicit votes against the Agreement and Plan of Merger, dated as of February 19, 2014, by and among Zale Corporation, a Delaware corporation (the “Company”), Signet Jewelers Limited, a Bermuda corporation ("Signet") and Carat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Signet and certain related proposals, at a special meeting of stockholders of the Company scheduled to be held on May 29, 2014 (the “Special Meeting”).

On May 27, 2014, the TIG Advisors Group issued the following press release:

Glass Lewis Recommends Zale Shareholders Vote AGAINST Merger with Signet

•	Glass Lewis endorses TIG Advisors’ view that Zale holders better off rejecting proposed merger

•	Glass Lewis says Signet “got a deal” and expresses “considerable doubt” that Zale holders getting full and fair value

•	Glass Lewis calls Zale board process “mediocre” and “conflicted”

NEW YORK, May 27, 2014 -- TIG Advisors, LLC (“TIG Advisors” and together with its affiliates the “TIG Advisors Group” or “we”) a stockholder of Zale Corporation (NYSE: ZLC) (“Zale” or the “Company”), owning approximately 9.5% of its outstanding shares of common stock, today announced that Glass, Lewis & Co., LLC (“Glass Lewis”) has recommended that Zale stockholders vote AGAINST the proposed merger with Signet Jewelers Limited (NYSE: SIG) (“Signet”) for $21 per share in cash.

Glass Lewis concluded in its report that:

“In our view, shareholders would be better served rejecting the transaction in favor of a more robust strategic review and -- in the absence of a compelling alternative -- the continued pursuit of Zale's stand-alone operating plan.”

“In direct terms, the buyer got a deal.”

“…we maintain the flaws in the board's pre-execution review process -- including a myopic exploration of alternative bidders, the appointment of a Golden Gate Capital representative to the negotiation committee and relying on the fairness letter of a conflicted financial adviser – are…significant...”

An Inequitable Distribution of Value

In its report, Glass Lewis strongly agreed with TIG Advisors’ contention that the Signet offer to Zale shareholders undervalues Zale, noting that:

“… in our opinion, the board asks for shareholders to liquidate their interests while the Company is mid-recovery, and potentially undervalued, in exchange for an all-cash value that may not fully reflect Zale's stand-alone prospects and management's historical ability to achieve near-target performance relative to internal projections.”

Glass Lewis found the Zale board’s arguments that the post-announcement increase in Signet’s share price was due to factors other than the merger to be “…rather unconvincing.”

A Broken Deal Process

In its report, Glass Lewis offered extensive criticism for the process pursued by the Zale board prior to announcing the transaction with Signet finding that:

“…the board made no serious effort to consider or engage even a targeted group of potential alternative buyers...”

Glass Lewis documented five separate occasions where the Zale board declined to pursue a broader effort to solicit alternative bidders. Noting that on each occasion the board “…on facile bases…all but ushered forward a closed engagement with a single counterparty.”

Conflicts Abound

Glass Lewis endorsed TIG Advisors’ view that as an investor seeking an exit, Golden Gate Capital may not have been aligned with other shareholders, and that its participation on the negotiation committee represented a potential conflict.

Glass Lewis also shared TIG Advisors’ view that BofA’s role as financial advisor to Zale was a significant flaw in the merger process saying:

“…we believe [BofA] is decidedly ill-suited to credibly render an independent opinion as to the fairness of the proposed consideration to Zale's unaffiliated shareholders, particularly given that Signet's final offer rather conspicuously matches the high-end of the range previously presented as reasonable by [BofA] to Signet's senior executive team.”

Glass Lewis has provided its independent recommendation to Zale stockholders to vote AGAINST the merger and now it is time for Zale stockholders to act.

“We are pleased that Glass Lewis, an independent third-party, endorsed TIG Advisors’ position that the $21 per share offer to Zale shareholders is inadequate, and that the M&A process was flawed and fraught with conflicts,” said Drew Figdor, Portfolio Manager.

“Contrary to ISS’ half-hearted and ill-conceived support for the merger, Glass Lewis has delivered an unequivocal recommendation to reject the deal with Signet. As we have said from the outset, the proposed merger with Signet represents an inequitable distribution of value. We call on our fellow stockholders to join us in voting AGAINST the merger,” continued Mr. Figdor.

TIG Advisors launched this action to further the interests of all Zale stockholders. We urge you to join us in voting the BLUE proxy card by internet, telephone or mail AGAINST the approval of the Merger Agreement and related compensation proposals at the Special Meeting. Alternatively, you may use management’s white proxy card to vote AGAINST the proposals.

Even if you have previously deposited a management white proxy card in support of the proposals, you can still change your vote by voting your BLUE proxy AGAINST the merger.

If you have any questions or require assistance in voting your proxy, we encourage you to contact Charlie Koons 212-929-5708 or Larry Dennedy 212-929-5239 at MacKenzie Partners.

Permission to quote Glass Lewis was neither sought nor obtained.

About TIG Advisors

TIG Advisors, LLC ("TIG") is an SEC registered investment adviser. Founded in 1980, the firm is engaged in the active management of alternative investment funds and their underlying businesses. The company seeks to partner with experienced and talented portfolio managers that it believes have proven and repeatable investment processes. The firm strives to provide a platform for managers to preserve the culture, philosophy, and research capability that is distinct to their investment discipline, while also drawing on the institutional infrastructure of TIG.

Contacts

Investor Contact
Drew Figdor, 212-644-5178
Portfolio Manager
or
MacKenzie Partners, Inc.
Charlie Koons, 212-929-5708
ckoons@mackenziepartners.com
or
Larry Dennedy, 212-929-5239
ldennedy@mackenziepartners.com
or
Media Contact
Bayfield Strategy, Inc.
Riyaz Lalani, 416-907-9365
rlalani@bayfieldstrategy.com